SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TELEPLUS WORLD, CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	90-0045023
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(IRS EMPLOYER IDENTIFICATION NO.)

6101 BLUE LAGOON DR., SUITE 450, MIAMI, FLORIDA	33126
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

STOCK ISSUANCE PURSUANT TO
2007 STOCK OPTION PLAN

(FULL TITLE OF THE PLAN)

COPY TO:

MARIUS SILVASAN TELEPLUS WORLD, CORP. 6101 BLUE LAGOON DR., SUITE 450 MIAMI, FLORIDA 33126 TELEPHONE: (786) 594-3939	JEROLD N. SIEGAN, ESQ. ARNSTEIN & LEHR LLP. 12TH FLOOR 120 S. RIVERSIDE PLAZA CHICAGO, ILLINOIS 60605 CHICAGO, ILLINOIS 60605 TELEPHONE: (312) 876-7100 TELECOPIER: (312) 876-0288

NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE

APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME
AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, $.001 par value	15,000,000	0.02	$300,000	$27.60

(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the last sale price as reported on the Nasdaq Electronic Bulletin Board as of October 16, 2007.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

(a) The Company's Annual Report on Form 10-KSB filed on April 2, 2007, for the fiscal year ended December 31, 2006, which includes audited financial statements as of and for the year ended December 31, 2006.

(b) The Company’s S-8 filed on November 24, 2004 and the Post Effective Amendment to the S-8 filed on August 22, 2006. SEC File Number: 333-120798.

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above which are the Registrant's Quarterly Reports on Form 10-QSB filed on May 16, 2007 for the quarterly period ended March 31, 2007 and Form 10-QSB filed on August 14, 2007 for the quarterly period ended June 30, 2007 and Form 10-QSB/A filed on September 17, 2007 and September 20, 2007 for the quarterly period ended September 30, 2006 the Registrant's Current Reports on Form 8-K filed with the SEC on July 6, 2007, June 29, 2007, June 4, 2007, April 9, 2007, February 13, 2007 and January 9, 2007.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

COMMON STOCK

GENERAL. The Company is authorized to issue 1,500,000,000 shares of Common Stock, $.001 par value per share.

The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, sinking fund, cumulative, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

VOTING RIGHTS. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

DIVIDEND POLICY. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation provide that the Company's directors, officers and stockholders are indemnified from personal liability for damages for breach of fiduciary duty or civil suit as a director or officer. The indemnification provided, however, does not eliminate or limit the liability for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of Nevada Law. The Company's Bylaws further provide that the Company shall indemnify its officers, directors, employees or agents pursuant to and consistent with Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

The provisions regarding indemnification provide, in essence, that the Company will indemnify its officers, directors, employees and agents against all expenses including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of their status as officers, directors, employees or agents of the Company. The provisions do not require a showing of good faith, however, a determination that indemnification is proper in the circumstances is required.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

5.1  Opinion and consent of Arnstein & Lehr LLP, Attorneys at Law.

23.1  Consent of Arnstein & Lehr LLP, Attorneys at Law (included in Exhibit 5.1)

23.2  Consent of PKF, CPA (independent) Certified Public Accountants

ITEM 9. UNDERTAKINGS

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new Registration Statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on October 19, 2007.

TELEPLUS WORLD, CORP.

By:	/s/ Marius Silvasan
Marius Silvasan, Chief Executive Officer

By:	/s/ Cris M. Neely
Cris M. Neely, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE
/s/ Marius Silvasan Marius Silvasan	Chief Executive Officer	October 19, 2007

/s/ Cris M. Neely Cris M. Neely	Chief Financial Officer	October 19, 2007